EXHIBIT (h)(3)(b)

                            ADMINISTRATION AGREEMENT

         AGREEMENT made as of the 31st day of August, 2000 between TD WATERHOUSE INVESTOR SERVICES, INC., a Delaware corporation (the "Administrator"), and TD WATERHOUSE TRUST, a Delaware business trust (the "Trust"), on its own behalf and on behalf of its TD Waterhouse Bond Index Fund, TD Waterhouse 500 Index Fund, TD Waterhouse Extended Market Index Fund, TD Waterhouse Asian Index Fund, TD Waterhouse European Index Fund, TD Waterhouse Technology Fund and TD Waterhouse Tax Managed Growth Fund (each, a "Fund," collectively, the "Funds").

                                   WITNESSETH:

         WHEREAS, the Trust is an open-end management investment company registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Trust, on behalf of each of its Funds, and TD Waterhouse Asset Management, Inc. are also parties to an Investment Management Agreement (the "Investment Management Agreement") pursuant to which TD Waterhouse Asset Management, Inc. will serve as investment manager (the "Investment Manager") to each Fund; and

         WHEREAS, the Trust desires to retain the Administrator to render or otherwise provide for administrative services in the manner and on the terms and conditions hereafter set forth; and

         WHEREAS, the Administrator desires to be so retained on said terms and conditions.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the Trust and the Administrator agree as follows:

         1. Duties of the Administrator.

         (a) The Trust hereby retains the Administrator to act as administrator of the Trust and its Funds (each reference herein to the Trust shall also be understood to refer to the separate Funds, as appropriate), subject to the oversight of the Board of Trustees of the Trust, as hereinafter set forth. The Administrator shall perform or arrange for the performance of the following administrative and clerical services with respect to the Trust: (i) maintain and preserve the books and records, including financial and corporate records, of the Trust as required by law or otherwise for the proper operation of the Trust;
(ii) prepare and, subject to approval by the Trust, file registration statements, notices, reports and other documents required by U.S. Federal, state and other applicable laws and regulations (other than state "blue sky" laws), including proxy materials and periodic reports to Trust shareholders, oversee the preparation and filing of registration statements, notices, reports and other documents required by state "blue sky" laws, and oversee the monitoring of sales of shares of the Trust for compliance with state securities laws; (iii) calculate and publish, or arrange for the calculation and publication of, the net asset value of the Trust's shares; (iv) calculate, or arrange for the calculation of, dividends and distributions and performance data, and prepare other financial information regarding the Trust; (v) oversee and assist in the coordination of, and, as the Board may reasonably request or deem appropriate, make reports and recommendations to the Board on, the performance of administrative and professional services rendered to the Trust by others, including the custodian, registrar, transfer agent and dividend disbursing agent, shareholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable; (vi) furnish secretarial services to the Trust, including, without limitation, preparation of materials necessary in connection with meetings of the Trust's Board of Trustees, including minutes, notices of meetings, agendas and other Board materials; (vii) provide the Trust with the services of an adequate number of persons competent to perform the administrative and clerical functions described herein; (viii) provide the Trust with administrative office and data processing facilities; (ix) arrange for payment of the Trust's expenses; (x) provide routine accounting services to the Trust, and consult with the Trust's officers, independent accountants, legal counsel, custodian, accounting agent and transfer and dividend disbursing agent in establishing the accounting policies of the Trust; (xi) prepare such financial information and reports as may be required by any banks from which the Trust borrows funds; (xii) develop and implement procedures to monitor the Trust's compliance with regulatory requirements and with the Fund's investment policies and restrictions as set forth in the Fund's currently effective Prospectus and Statement of Additional Information filed under the Securities Act of 1933, as amended; and (xiii) provide such assistance to the Investment Manager, the custodian, other Trust service providers and the Trust's counsel and auditors as generally may be required to carry on properly the business and operations of the Trust. The Trust agrees to cause the Investment Manager to deliver to the Administrator, on a timely basis, such information as may be necessary or appropriate for the Administrator's performance of its duties and responsibilities hereunder, including but not limited to, shareholder reports, records of transactions, valuations of investments (which may be based on information provided by a pricing service) and records of expenses borne by the Trust, and the Administrator shall be entitled to rely on the accuracy and completeness of such information in performing its duties hereunder. Notwithstanding anything to the contrary herein contained, the Trust, and not the Administrator, shall be responsible for and bear the cost of any third party pricing services or any third party blue sky services.

         (b) In providing for any or all of the services indicated in section l(a) hereof, and in satisfaction of its obligations to provide such services, the Administrator may enter into agreements with one or more other persons to provide such services to the Trust, provided that any such agreement shall have been approved by the Board of Trustees of the Trust, and provided further that the Administrator shall be as fully responsible to the Trust for the acts and omissions of any such service providers as it would be for its own acts or omissions hereunder.

         2. Expenses of the Administrator. The Administrator assumes the expenses of and shall pay for maintaining the staff and personnel necessary to perform its obligations under this Agreement, and shall at its own expense provide office space, facilities, equipment and the necessary personnel which it is obligated to provide under section 1 hereof, except that the Trust shall pay the expenses of legal counsel and accountants as provided in section 4(b) of this Agreement. In addition, the Administrator shall be responsible for the payment of any persons engaged pursuant to section l(b) hereof. The Trust shall assume and pay or cause to be paid all other expenses of the Trust.

         3. Compensation of the Administrator. For the services provided to the Trust and each Fund by the Administrator pursuant to this Agreement, each Fund shall pay the Administrator on the first business day of each calendar month a fee for the previous month at an annual rate equal to .10 of 1% of the Fund's average daily net assets. The value of the Fund's net assets shall be computed at the times and in the manner specified in the Trust's registration statement on Form N-lA, as amended from time to time (the "Registration Statement"). Compensation by each Fund of the Administrator shall commence on the date of the first receipt by the Fund of the proceeds of the sale of its shares as described in the Registration Statement, and the fee for the period from the date such Fund shall first receive the proceeds of the sale of its shares as aforesaid to the end of the month during which such proceeds are so received, shall be pro-rated according to the proportion that such period bears to the full monthly period. Upon termination of this Agreement before the end of a month, the fee for such part of that month shall be pro-rated according to the proportion that such period bears to the full monthly period and shall be payable within seven
(7) days after the date of termination of this Agreement.

         4. Limitation of Liability of the Administrator; Indemnification.

         (a) The Administrator shall not be liable to the Trust or any Fund for any error of judgment or mistake of law or for any loss arising out of any act or omission by the Administrator in the performance of its duties hereunder. Nothing herein contained shall be construed to protect the Administrator against any liability to the Trust, a Fund, or shareholders to which the Administrator shall otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder.

         (b) The Administrator may, at the expense of the Trust, (i) with respect to questions of law, apply for and obtain the advice and opinion of counsel to the Trust, and (ii) with respect to the application of generally accepted accounting principles or Federal tax accounting principles, apply for and obtain the advice and opinion of the independent auditors of the Trust. The Administrator shall be fully protected with respect to any action taken or omitted by it in good faith in conformity with such advice or opinion.

         (c) The Trust, on behalf of each Fund, agrees to indemnify and hold harmless the Administrator from and against all charges, claims, expenses (including legal fees) and liabilities reasonably incurred by the Administrator in connection with the performance of its duties hereunder, except such as may arise from the Administrator's willful misfeasance, bad faith, gross negligence in the performance of its duties or reckless disregard of its obligations and duties hereunder. Subject to requirements of applicable laws, such expenses shall be paid by the Trust in advance of the final disposition of any matter upon invoice by the Administrator and receipt by the Trust of an undertaking from the Administrator to repay such amounts if it shall ultimately be established that the Administrator is not entitled to payment of such expenses hereunder.

         (d) As used in this section 4, the term "Administrator" shall include any affiliates of the Administrator performing services for the Trust contemplated hereby and directors, officers, agents and employees of the Administrator and such affiliates.

         5. Activities of the Administrator. The services of the Administrator under this Agreement are not to be deemed exclusive, and the Administrator and any person controlled by or under common control with the Administrator shall be free to render similar services to others and services to the Trust in other capacities.

         6. Duration and Termination of this Agreement.

         (a) This Agreement shall become effective as of the date first above written and shall continue in effect for an initial two-year term, and thereafter from year to year so long as such continuation is specifically approved at least annually by the Board of Trustees of the Trust, including a majority of the directors who are not "interested persons" of the Trust within the meaning of the 1940 Act, and who have no direct or indirect interest in this Agreement; provided, however, that this Agreement may be terminated at any time without the payment of any penalty, on behalf of any or all of the Funds, by the Trust, by the Board or by "vote of a majority of the outstanding voting securities" (as defined in the 1940 Act) of the Trust or by the Administrator on not less than 60 days' written notice to the other party. This Agreement shall automatically terminate in the event of its "assignment" as defined in the 1940 Act.

         (b) The Administrator hereby agrees that the books and records prepared hereunder with respect to the Trust are the property of the Trust and further agrees that upon the termination of this Agreement or otherwise upon request the

Administrator will surrender promptly to the Trust copies of the books and records maintained hereunder.

         7. Amendments of this Agreement. This Agreement may be amended by the parties hereto only if such amendment is specifically approved by the Board of Trustees of the Trust and such amendment is set forth in a written instrument executed by each of the parties hereto.

         8. Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York as at the time in effect and the applicable provisions of the 1940 Act. To the extent that the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

         9. Counterparts. This Agreement may be executed by the parties hereto in counterparts and if executed in more than one counterpart the separate instruments shall constitute one agreement.

         10. Notices. All notices or other communications hereunder to either party shall be in writing and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid. Notice shall be addressed: (a) if to the Administrator, to: President, TD Waterhouse Investor Services, Inc., 100 Wall Street, New York, New York 10005; or (b) if to the Trust, to: President, TD Waterhouse Trust, 100 Wall Street, New York, New York 10005.

         11. Separate Funds. This Agreement shall be construed to be made by the Trust as a separate agreement with respect to each Fund, and under no circumstances shall the rights, obligations or remedies with respect to a particular Fund be deemed to constitute a right, obligation or remedy applicable to any other Fund.

         12. Third Party Beneficiaries. This Agreement is intended for the benefit of the Trust and the Fund, which shall have all rights against the Administrator as would pertain to it if this Agreement were directly between the Trust and the Administrator.

         13. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior arrangements, agreements or understandings.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                            TD WATERHOUSE INVESTOR
                                            SERVICES, INC.

                                            By:  /s/ Michele R. Teichner
                                                 -------------------------------
                                                 Title: Senior Vice President

                                            TD WATERHOUSE TRUST

                                            By:  /s/ George A. Rio
                                                 -------------------------------
                                                 Title:  President